Exhibit 2.2

[HeidelbergCement Letterhead]

January 21, 2015

LSF9 Stardust Holdings LLC

2711 North Haskell Avenue, Suite 1800

Dallas, TX 75204

Attention: Kyle Volluz

Re: Amendment No. 1 to the Purchase Agreement

Reference is made to the Purchase Agreement, dated as of December 23, 2014 (the “Purchase Agreement”), among HBMA Holdings LLC, Structherm Holdings Limited, Hanson America Holdings (4) Limited, Hanson Packed Products Limited and LSF9 Stardust Holdings LLC, and, solely for the purposes of Section 9.08 and Article XI thereto, HeidelbergCement AG. Capitalized terms used but not defined below have the meanings ascribed to such terms in the Purchase Agreement.

Pursuant to Section 11.07(a) of the Purchase Agreement, the Sellers and the Purchaser hereby agree that Section 3.07(a) of the Purchase Agreement is hereby amended and replaced in its entirety to read as follows:

“(a) True and complete copies of (i) the audited combined balance sheets of the Companies as at each of December 31, 2013 and December 31, 2012, and the related audited combined statements of income, equity and cash flows for the fiscal years then ended, accompanied by a copy of the report thereon of the Sellers’ independent auditors, (ii) the audited combined statements of income, equity and cash flows of the Companies for the fiscal year ended as of December 31, 2011, accompanied by a copy of the report thereon of the Sellers’ independent auditors, and (iii) the unaudited combined balance sheets of the Companies as at September 30, 2014, and the related unaudited combined statements of income, equity and cash flows for the nine (9) month period then ended, in each case, together with all related notes and schedules thereto (such financial statements, which are presented on a “carve-out” basis, are referred to herein as the “Financial Statements”) are included in Section 3.07 of the Disclosure Schedule.”

Except as expressly provided in this letter agreement (this “Amendment”), nothing contained herein shall constitute an amendment, modification or waiver of any provision of the Purchase Agreement, and the Purchase Agreement shall remain in full force and effect.

The provisions of Sections 11.02 (Notices), 11.06 (Assignment), 11.07 (Amendment), 11.12 (Governing Law; Submission to Jurisdiction; Limitation on Suits against Financing Sources), 11.13 (Waiver of Jury Trial) and 11.14 (Counterparts) of the Purchase Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto mutatis mutandis.

HBMA HOLDINGS LLC

By:	/s/ Michael H. Hyer
	Name:	Michael H. Hyer
	Title:	Vice President

STRUCTHERM HOLDINGS LIMITED

By:	/s/ E. A. Gretton
	Name:	E. A. Gretton
	Title:	Director

HANSON AMERICA HOLDINGS (4) LIMITED

By:	/s/ Dr. Ingo Schaffernak
	Name:	Dr. Ingo Schaffernak
	Title:	Empowered Attorney

HANSON PACKED PRODUCTS LIMITED

By:	/s/ D. T. Clarke
	Name:	D. T. Clarke
	Title:	Director

ACKNOWLEDGED AND AGREED:

LSF9 STARDUST HOLDINGS LLC

By:	/s/ Kyle Volluz
	Name:	Kyle Volluz
	Title:	President

[Signature Page to Amendment No. 1]